DIRECTOR COMPENSATION POLICY AND STOCK OWNERSHIP GUIDELINES

The Compensation Committee of the Board of Directors (the “Board”) of Taronis Fuels, Inc. (the “Company”) has adopted this Director Compensation Policy and Stock Ownership Guidelines (the “Policy”), pursuant to which any member of the Board who is not an employee of the Company or any of its affiliates (each, a “Non-Employee Director”) will be compensated as set forth in this Policy.

I. Cash Compensation

Following the Effective Date, an annual cash retainer of $90,000 will be paid to each Non-Employee Director, subject to applicable withholding. The following additional annual cash retainers will be paid to each Non-Employee Director who serves in one of the following roles:

Audit Committee	Chair: $15,000

Member: $7,500

Compensation Committee	Chair: $15,000

Member: $7,500

Nominating and Corporate Governance Committee	Chair: $15,000

Member: $7,500

Acquisition Committee	Chair: $15,000

Member: $7,500

External Communications Committee	Chair: $15,000

Member: $7,500

Chairperson of the Board	$30,000

A committee chair will receive the chair retainer for the applicable committee, but also will not receive the committee member annual retainer. All cash compensation is earned on a daily basis, payable at the end of each calendar quarter. The amount of quarterly cash compensation that each Non-Employee Director will be entitled to receive for service as a director, committee chair, or committee member, as the case may be, will be equal to (i) a fraction, (1) the numerator of which is the annual cash retainer for the applicable role, and (2) the denominator of which is the number of days in the calendar year; multiplied by (ii) the number of days the Non-Employee Director served as a director, committee member, or committee chair, as the case may be, during such quarter.

Compensation of the Chairperson of the Board will be determined from time to time by the Compensation Committee, in consultation with the Nominating and Corporate Governance Committee, and the Board.

Compensation for service on any other special or standing committees of the Board will be determined by the Compensation Committee, in consultation with the Nominating and Corporate Governance Committee, and the Board.

II. Equity Compensation

The Non-Employee Directors may be issued equity compensation from time to time as determined by the Compensation Committee (each, an “Equity Award”).

●	All Equity Awards, if not already fully vested, shall be deemed fully vested at the termination/resignation of a Non-Employee Director (in which case vesting will be accelerated to the date of termination/resignation of such Non-Employee Director). The Compensation Committee will have the authority to reasonably determine in good faith whether or not to accelerate the vesting of an Equity Award if a Non-Employee Director is disqualified or removed, with or without cause, from the Board.

●	Unless otherwise determined by the Board, the actual grant value of an Equity Award will be converted into the number of shares underlying the award based on the average daily closing price per share of the Company’s common stock in the month prior to the grant date (rounded down to the nearest whole share).

●	All Equity Awards will vest in equal monthly installments.

●	All Equity Awards will be subject to the Company’s standard form of Equity Award Agreement.

●	All Equity Awards will be accelerated in full in the event of a Change-in-Control, regardless of whether or not a Non-Employee Director is removed, with or without cause.

The Company represents and warrants that it will do the following, regardless of whether a Non-Employee Director is still a Non-Employee Director of the Company at such time: (a) use its “best efforts” to assist with the removal of the restrictive legends on any Company stock certificate held (even if not a part of an Equity Award) or in the dividing up of any certificate, as applicable, (b) assist with the filing of Form 4’s (as applicable), and (c) to the extent feasible and at the direction of the Compensation Committee and/or the Board, include restricted Equity Award shares on the Company’s next registration statement slated to be filed and on subsequent registration statement(s), as applicable unless the underlying common stock is already registered at the time of issuance.

For purposes of this Policy, “Change in Control” means the occurrence of one of the following events:

(1) the consummation of any consolidation or merger of the Company with any other entity, other than transaction which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such consolidation or merger;

(2) any Exchange Act Person (within the meaning of Section 13(d) or 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; provided, however, that for purposes of this subclause (b) the acquisition of additional securities by any one person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Change in Control;

(3) the consummation of the sale or disposition by the Company of all or substantially all of its assets, except where such sale, lease, transfer or other disposition is made to the Company or one or more wholly owned subsidiaries of the Company; or

(4) a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purpose of this subclause (d), if any person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same person will not be considered a Change in Control.

III. Other Compensation

Expense Reimbursement

All members of the Board will be reimbursed for their reasonable out-of-pocket expenses, including travel and lodging, incurred in attending meetings of the Board and committees thereof, following submission by the Non-Employee Director of reasonable written substantiation for the expenses, consistent with the Company’s reimbursement policy.

IV. Effective Date

The effective date of the Policy is August 15, 2019 (the “Effective Date”). If an individual becomes a Non-Employee Director after the effective date of the Policy, the Policy will apply to such individual commencing on the date he or she or it becomes a Non-Employee Director.

V. Amendment

This Policy will be reviewed periodically and may be amended from time to time by the Compensation Committee and the Board.